                                                                   EXHIBIT 2.1


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                               SPIN-OFF AGREEMENT


                                  BY AND AMONG


                              BRISTOL HOTEL COMPANY


                      BRISTOL HOTEL MANAGEMENT CORPORATION


                                       AND


                         BRISTOL HOTELS & RESORTS, INC.









                           DATED AS OF MARCH 23, 1998


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

                                TABLE OF CONTENTS
                          (Not a part of the Agreement)

                                                                           PAGE
                                                                           ----
I.   DEFINITIONS .....................................................      2
     1.1.  Certain Defined Terms .....................................      2
     1.2.  Certain References ........................................      9

II.  THE SUBSIDIARY MERGERS, THE REORGANIZATION
     AND THE CONTRIBUTION ............................................      8
     2.1.  The Subsidiary Mergers ....................................      8
     2.2.  The Reorganization ........................................      9
     2.3.  The Contribution ..........................................      9
     2.4.  Further Assurances; Transfer Not
           Effected Prior to the Contribution Time ...................     10
     2.5.  No Representations or Warranties; Consents ................     11
     2.6.  Post-Closing ..............................................     12
     2.7.  Pre-Closing Taxes and Tax Returns .........................     13
     2.8.  Other Taxes and Tax Returns ...............................     14

III. SPIN-OFF AND RELATED TRANSACTIONS ...............................     15
     3.1.  Actions Prior to the Spin-Off .............................     15
     3.2.  Consummation of Spin-Off ..................................     16
     3.3.  No Fractional Shares ......................................     17
     3.4.  Redemption of Excess Shares ...............................     17
     3.5.  Unclaimed Stock ...........................................     18

IV.  CERTAIN COVENANTS ...............................................     18
     4.1.  Access to Corporate Records and Personnel .................     18
     4.2.  Confidentiality ...........................................     20
     4.3.  Employee Matters ..........................................     20

V.   INDEMNIFICATION .................................................     23
     5.1.  Indemnification by the Bristol Group ......................     23
     5.2.  Indemnification by the BHR Group ..........................     23
     5.3.  Limitations on Indemnification Obligations ................     23
     5.4.  Procedure for Indemnification .............................     24
     5.5.  Survival ..................................................     25

VI.  CONDITIONS PRECEDENT; CLOSINGS ..................................     26
     6.1.  Conditions Precedent ......................................     26
     6.2.  Closings ..................................................     26

VII. MISCELLANEOUS ...................................................     30
     7.1.  Termination ...............................................     30
     7.2.  Complete Agreement; Construction ..........................     30
     7.3.  Survival of Agreements ....................................     30
     7.4.  Governing Law .............................................     30
     7.5.  Notices ...................................................     30
     7.6.  Transaction Costs .........................................     31
     7.7.  Amendments ................................................     32
     7.8.  Successors and Assigns ....................................     32
     7.9.  No Third-Party Beneficiaries ..............................     32
     7.10. Title and Headings ........................................     32
     7.11. Legal Enforceability ......................................     32
     7.12. Counterparts ..............................................     32

                                LIST OF SCHEDULES
                          (Not a part of the Agreement)

                                                                        SCHEDULE
                                                                        --------
Bristol Hotels .......................................................   1.1(i)
Bristol Merger Subsidiaries ..........................................   1.1(j)
Bristol Spin Subsidiaries ............................................   1.1(k)
Bristol Organization Structure
         (Pre-Spin and Pre-Merger) ...................................   2.1(a)
Subsidiary Mergers ...................................................   2.1(b)
Reorganization Steps .................................................   2.2
Contribution Steps ...................................................   2.3
Bristol Organization Structure
         (Post-Spin and Pre-Merger) ..................................   3.2

                             INDEX OF DEFINED TERMS
                          (Not a part of the Agreement)

                                                                          PAGE
                                                                          ----
Accountants ..........................................................     13
Action ...............................................................      2
Actual Net Worth .....................................................     13
Affiliate ............................................................      2
Agent ................................................................      2
Agreement ............................................................      1
Amended Bristol Option ...............................................     22
Assets ...............................................................      2
Attribution Rules ....................................................     19
BHMC .................................................................      1
BHR ..................................................................      1
BHR Common Shares ....................................................      2
BHR Group ............................................................      2
BHR Indemnitees ......................................................     24
BHR Option ...........................................................     22
Bristol ..............................................................      1
Bristol Benefit Plans ................................................      3
Bristol Board ........................................................      1
Bristol Director Plan ................................................     22
Bristol Group ........................................................      3
Bristol Hotel ........................................................      3
Bristol Incentive Plan ...............................................     22
Bristol Indemnitees ..................................................     25
Bristol Merger Subsidiary ............................................      3
Bristol Spin Subsidiary ..............................................      3
Code .................................................................      3
Confidential Information .............................................     21
Contribution .........................................................     10
Contribution Time ....................................................     10
Disclosing Party .....................................................     22
Effective Time .......................................................      3
Excess Personal Property .............................................      3
Excess Shares ........................................................     19
Excess Shares Redemption .............................................     19
Excess Shares Redemption Amount ......................................     19
Excess Shares Stockholders ...........................................     19
Exchange Act .........................................................      3
FelCor ...............................................................      1
Final Post-Closing Balance Sheet .....................................     13
Fractional Shares ....................................................     18
Front Office Equipment ...............................................      3
Holdings .............................................................     19
Holdings Distribution ................................................     19
Hotel Properties Agreement ...........................................     31
Indemnifying Party ...................................................     25
Indemnitee ...........................................................     25
Indemnitee Notice ....................................................     26
IRS ..................................................................      4

Liabilities ..........................................................      4
Losses ...............................................................      4
Management Tenant Corp ...............................................      4
Merger ...............................................................      1
Merger Agreement .....................................................      1
Merger Assets ........................................................      4
Merger Employees .....................................................      4
Merger Liabilities ...................................................      4
New Leases ...........................................................      5
Original Bristol Option ..............................................     22
Partnerships .........................................................     19
Post Closing Settlement Amount .......................................      6
Post-Closing Balance Sheet ...........................................      5
Post-Closing Settlement Date .........................................     13
Pre-Closing Tax Return ...............................................      6
Pre-Closing Taxes ....................................................      6
Prime Rate ...........................................................      6
Property Reserves ....................................................      6
Providing Party ......................................................     22
Registration Statement ...............................................      6
Reorganization .......................................................     10
Representatives ......................................................     21
SEC ..................................................................      6
Securities Act .......................................................      7
Spin-Off .............................................................      1
Spin-Off Assets ......................................................      7
Spin-Off Conversion Ratio ............................................     17
Spin-Off Date ........................................................      7
Spin-Off Liabilities .................................................      7
Spin-Off Names .......................................................     23
Spin-Off Record Date .................................................      9
Spin-Off Time ........................................................     17
Subsidiary Mergers ...................................................      9
Surviving Corporation ................................................      1
Third-Party Claim ....................................................     25
Transfer .............................................................      9
Union Contracts ......................................................      9
Valuation Ratio ......................................................     23

                               SPIN-OFF AGREEMENT

         This SPIN-OFF AGREEMENT (this "Agreement"), dated as of March 23, 1998, is by and among Bristol Hotel Company, a Delaware corporation (together with any successor entity, "Bristol"), Bristol Hotel Management Corporation, a Delaware corporation (together with any successor entity, "BHMC"), and Bristol Hotels & Resorts, Inc., a Delaware corporation (together with any successor entity, "BHR").


                                    RECITALS:

         A. Bristol and FelCor Suite Hotels, Inc., a Maryland corporation (together with any successor entity, "FelCor"), have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), providing for the merger of Bristol with and into FelCor (the "Merger"), with FelCor continuing as the surviving corporation in the Merger (the "Surviving Corporation"), on the terms and subject to the conditions set forth in the Merger Agreement;

         B. The Board of Directors of Bristol (the "Bristol Board") has deemed it advisable and in the best interests of Bristol to consummate the Merger;

         C. FelCor has informed Bristol that, in order for FelCor to maintain its status as a real estate investment trust following the Merger, FelCor must not acquire in the Merger certain assets and liabilities of the hotel and management operation business of Bristol and its Subsidiaries;

         D. The parties hereto have determined that it is necessary and desirable in order to accomplish the objectives of the Merger (i) to restructure certain Subsidiaries of Bristol, (ii) to allocate certain assets and liabilities of Bristol between the Bristol Group and the BHR Group, (iii) to distribute pro rata to the holders of Bristol Common Shares as of the Spin-Off Record Date all of the outstanding BHR Common Shares in a transaction that is expected to be treated for federal income tax purposes as a taxable dividend (the "Spin-Off"),
(iv) to set forth the transactions required to effect the Subsidiary Mergers, the Reorganization, the Contribution, the Holdings Distribution, the Excess Shares Redemption, the Leasing Transactions, the Spin-Off and certain other matters that are required to be completed prior to the Effective Time, and (v) to set forth their agreement as to certain matters between the Bristol Group and the BHR Group following the Spin-Off; and

         E. The completion of the Subsidiary Mergers, the Reorganization, the Contribution, the Holdings Distribution, the Excess Shares Redemption, the Leasing Transactions and the Spin-Off is a condition to FelCor's obligation to consummate the Merger.

         Now, therefore, in consideration of the foregoing and the mutual covenants contained in this Agreement, the parties hereto agree as follows:


                                 I. DEFINITIONS

         1.1. Certain Defined Terms. As used in this Agreement, the following terms have the meanings when used herein with initial capital letters. Capitalized terms used herein and not defined herein have the meanings set forth in the Merger Agreement.

         (a) "Action" means any suit, action, inquiry, proceeding or investigation by or before any Governmental Entity, commission or arbitration tribunal.

         (b) "Affiliate" (or words of similar import) has the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

         (c) "Agent" means the distribution agent to be appointed by Bristol to distribute the BHR Common Shares in the Spin-Off.

         (d) "Assets" means all assets, real property, personal property, leasehold interests, insurance, computer hardware, software, supplies, parts, inventory, contracts, agreements, instruments, licenses, franchises, Permits, notes, bonds, mortgages, indentures, prepaid expenses, goodwill, cash, cash equivalents, securities, causes of action, claims, lawsuits, judgments, insurance proceeds (including proceeds of casualty insurance and business interruption insurance), trademarks, trade names (including restaurant trade names), corporate names, patents, copyrights and other intellectual property rights, books, records, documents and any other properties or interests that would be reflected as an "asset" on a balance sheet prepared in accordance with GAAP.

         (e) "BHR Common Shares" means the common stock, par value of $.01 per share, of BHR.

         (f) "BHR Group" means, collectively, BHR, BHMC and the Bristol Spin Subsidiaries.

         (g) "Bristol Benefit Plans" means the plans described in Section 3.10 of the Merger Agreement or Schedule 3.10 to the Bristol Disclosure Letter to the Merger Agreement.

         (h) "Bristol Group" means, collectively, Bristol and the Bristol Merger Subsidiaries.



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

         (i) "Bristol Hotel" means each of the hotels listed on Schedule 1.1(i) hereto and any other real property interest of Bristol in a hotel (other than by virtue of the New Leases) acquired between the date hereof and the Contribution Time that is permitted pursuant to the Merger Agreement.

         (j) "Bristol Merger Subsidiary" means each of the Bristol Subsidiaries that is listed on Schedule 1.1(j) hereto and that will own only Merger Assets after the Reorganization, including the Non-Corporate Bristol Hotel Subsidiaries that following the Subsidiary Mergers will be the successor entities of the Bristol Merger Subsidiaries that on the date hereof are taxable as corporations under the Code.

         (k) "Bristol Spin Subsidiary" means each of the Bristol Subsidiaries (including BHMC and BHR) that is listed on Schedule 1.1(k) hereto and that will own only Spin-Off Assets after the Reorganization.

         (l) "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

         (m) "Effective Time" means the effective time of the Merger, which will be the later of (i) 9:00 a.m. on the Trading Day immediately following the Spin-Off Date and (ii) the later of the time specified in or the time the Department accepts the Articles of Merger for recording and the Secretary of State of Delaware accepts the Certificate of Merger for filing.

         (n) "Excess Personal Property" means the items of personal property at one or more Bristol Hotels that are subject to a particular New Lease that would cause the adjusted tax basis of all of the personal property of such Bristol Hotel(s) to exceed 15% of the aggregate adjusted tax basis of the real and personal property located at such Bristol Hotel(s) on the Spin-Off Date.

         (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including any successor legislation.

         (p) "Front Office Equipment" means the computers, photocopier, postage machine, facsimile machines, typewriters and other office equipment used by the manager of a Bristol Hotel at the front desk or in the manager's offices in connection with the management of the Bristol Hotel.

         (q) "IRS" means the Internal Revenue Service or any successor entity.

         (r) "Liabilities" means any and all debts, liabilities and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including without limitation debts, liabilities and obligations for Taxes or arising under any Law,

Action, threatened Action, order or consent decree of any Governmental Entity or any award of any arbitration tribunal, and those arising under the Bristol Benefit Plans, the Union Contracts or any other contract, commitment, guaranty or undertaking and all costs, expenses and fees related thereto.

         (s) "Losses" mean any and all losses, charges, Liabilities, claims, damages, penalties, costs and expenses (including without limitation consequential, punitive or special damages, attorney's fees and charges and any and all other expenses incurred in investigating, preparing or defending against any Actions or threatened Actions).

         (t) "Management Tenant Corp." means, collectively, any wholly owned subsidiary of BHR that will be a tenant under one of the New Leases.

         (u) "Merger Assets" means all the Assets (including Front Office Equipment), tangible or intangible, of Bristol and its Subsidiaries, other than the Spin-Off Assets. The term "Merger Assets" will also include or exclude such other Assets as the parties hereto and FelCor agree prior to the Spin-Off Date.

         (v) "Merger Employees" means all employees employed by the Bristol Group and the BHR Group at the Contribution Time, and all former employees of the Bristol Group and the BHR Group with respect to which either the Bristol Group or the BHR Group have Liabilities accruing or incurred at the time of or after the Contribution Time.

         (w) "Merger Liabilities" means all Liabilities (other than Spin-Off Liabilities) of Bristol and its Subsidiaries, regardless of whether any such Liability arises or is first asserted prior to, on or after the Contribution Time, including without limitation:

                  (i) all Liabilities (other than Spin-Off Liabilities) of the Bristol Group that accrued or were incurred prior to, on or after the Contribution Time (including without limitation all Liabilities with respect to the ownership of the Merger Assets and any contracts with respect to such ownership);

                  (ii) all Liabilities (other than Spin-Off Liabilities) of the BHR Group that accrued or were incurred prior to the Contribution Time;

                  (iii) all Liabilities (other than Spin-Off Liabilities) that
         (A) result from or arise out of the vesting of the Merger Assets in the Bristol Group or the Surviving Corporation by virtue of the Merger, the Reorganization or the Contribution or (B) arise immediately upon and by virtue of the effectiveness of the Reorganization, the Contribution, the Subsidiary Mergers or the Spin-Off;

                  (iv) all Liabilities of Bristol or any of its Subsidiaries for the indemnification of the directors and officers of Bristol or any of the Bristol Subsidiaries arising under the charter, bylaws or indemnification contracts of Bristol or such Bristol Subsidiaries as a result of their service in such capacities prior to the Effective Time;

                  (v) all Liabilities (other than Spin-Off Liabilities) for Pre-Closing Taxes; and

                  (vi) all Liabilities of Bristol for breach of its covenants in this Agreement.

The term "Merger Liabilities" will also include or exclude such other Liabilities as the parties hereto and FelCor agree prior to the Effective Time.


         (x) "New Leases" means the leases to be entered into between members of the Bristol Group and Management Tenant Corp., substantially in the form attached as Exhibit B to the Agreement Regarding Master Hotel Agreement, dated the date hereof, among BHR, FelCor and the FelCor Operating Partnership, or as may otherwise be agreed to among such parties. Each New Lease will cover one Bristol Hotel, except that where desirable to minimize any adverse tax effects to FelCor from any Excess Personal Property at a Bristol Hotel, a New Lease may cover more than one Bristol Hotel, as may be agreed to by the parties to this Agreement, and the New Lease Form shall be revised as necessary to cover multiple Bristol Hotels.

         (y) "Post-Closing Balance Sheet" means the estimated balance sheet based on prior month-end balances of the BHR Group as of the Spin-Off Date, giving effect to the Subsidiary Mergers, the Reorganization, the Contribution, the Excess Shares Redemption and the Spin-Off, and prepared in accordance with GAAP consistent with the accounting practices and policies of Bristol prior to the date hereof. The Post-Closing Balance Sheet will (i) be prepared by Bristol prior to the Spin-Off Date and be subject to the approval of FelCor, (ii) provide an estimated net worth of the BHR Group of $30 million, (iii) contain only Spin-Off Assets and Spin-Off Liabilities, and (iv) assign no value to any Excess Personal Property.

         (z) "Post Closing Settlement Amount" means the amount that the Bristol Group or the BHR Group, as appropriate, will be obligated to pay the other on the Post-Closing Settlement Date such that the BHR Group would have had, immediately after the Spin-Off and the Excess Shares Redemption and giving effect to such payment and assigning no value to any Excess Personal Property, a net worth of $30 million.


         (aa) "Pre-Closing Tax Return" means any and all reports and returns required to be filed with respect to Pre-Closing Taxes, including all reports and returns with respect to Pre-Closing Taxes and other Taxes.

         (bb) "Pre-Closing Taxes" means any and all Taxes that have been or will be imposed upon any member of the Bristol Group or the BHR Group which have accrued or are properly attributable to any Taxable period (or portion of such period) ending on or before the Spin-Off Date. For purposes of determining what portion of any Tax that is imposed with respect to a Taxable period beginning before the Spin-Off Date but ending after the Spin-Off Date is attributable to the portion of such period ending on the Spin-Off Date, the total amount of the Tax will be allocated between the period prior to and after the Spin-Off Date in accordance with the percentage of total days in the Taxable period that end on or before or that follow the date of the Spin-Off Date, respectively.

         (cc) "Prime Rate" means a rate equal to The Chase Manhattan Bank N.A.'s prime rate, as publicly announced and in effect from time to time during such period, calculated on the basis of the actual number of days elapsed for the applicable period over 360 days.

         (dd) "Property Reserves" means all funded reserves and escrow deposits for property Taxes and assessments, ground lease rents, capital expenditures, FF&E replacements and insurance and any other reserves held by third parties pursuant to requirements of any of the Merger Liabilities, insofar as they relate to the Bristol Hotels.

         (ee) "Registration Statement" means the registration statement on Form 10 and/or S-1 (or other applicable form) to be filed with the SEC by BHR in connection with the Spin-Off.

         (ff) "SEC" means the Securities and Exchange Commission.

         (gg) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder, and any successor legislation.

         (hh) "Spin-Off Assets" means the following Assets:

                  (i) all trade accounts receivable;

                  (ii) all inventory consisting of goods that do not constitute depreciable assets, including but not limited to goods held for resale, consumable supplies, cleaning supplies, linens, china, glass and silverware and "Inventories of Merchandise" and "Inventories of Supplies" as defined in the Uniform System, and any other property of a type described in Section 1221(i) of the Code;

                  (iii) all operating agreements and personal property held under operating leases;

                  (iv) all third party management agreements;

                  (v) all franchise licenses, liquor and business licenses and Permits related to the operation of the Bristol Hotels;

                  (vi) all trademarks, trade names and intellectual property;

                  (vii) all Excess Personal Property;

                  (viii) cash and cash equivalents of up to $15 million;

                  (ix) all stock or other equity interests in all of the Bristol Spin Subsidiaries (following completion of the Reorganization); and

                  (x) the home office lease for the premises located at 14295 Midway Road, Dallas, Texas 75244, and all personal property, inventory and office equipment located thereon.

         (ii) "Spin-Off Date" means the date on which the Spin-Off is effective, which Bristol and FelCor presently intend will occur on the Trading Day immediately preceding the date of the Effective Time.

         (jj) "Spin-Off Liabilities" means the following Liabilities, regardless of whether any such Liability arises or is first asserted prior to, on or after the Contribution Time:

                  (i) all Liabilities of the Bristol Group and the BHR Group, whether accrued or incurred prior to, on or after the Contribution Time, that would be borne by the "Lessee" under the form of the New Leases (assuming for such purpose that the member of the Bristol Group or the BHR Group was the "Lessee" under a New Lease that was in effect with respect to each of the Bristol Hotels at the time such Liability accrued or was incurred);

                  (ii) all Liabilities (other than indemnification Liabilities described in clause (iv) of the definition of "Merger Liabilities") to Merger Employees accruing or incurred prior to, on or after the Contribution Time, including without limitation Liabilities arising under the Bristol Benefit Plans, Union Contracts and the BHR Options and any other Liabilities to the Merger Employees for wages, salaries, bonus, vacation, severance, employee benefits and any other employment compensation;

                  (iii) all Liabilities of the BHR Group that are reflected on the Post-Closing Balance Sheet, including all trade accounts payable;

                  (iv) all Liabilities of the BHR Group incurred after the Contribution Time;

                  (v) all Liabilities of Bristol and its Subsidiaries arising under contracts comprising the Spin-Off Assets, except (i) for any Liabilities that arise from a breach of a contract that constitutes a Spin-Off Asset by virtue of the occurrence of the Reorganization, the Contribution, the Subsidiary Mergers, the Leasing Transactions or the Spin-Off and (ii) to the extent such Liabilities would be the responsibility of the "Lessor" under the form of New Lease;

                  (vi) all Liabilities to Holiday Hospitality Corporation for which notice has been given to Bristol pursuant to Section 2.11 of the Hotel Properties Agreement;

                  (vii) all Liabilities of BHR under Section 7.2(d) of the Merger Agreement; and

                  (viii) all Liabilities of BHR and BHMC for any breach of their respective covenants in this Agreement.

The term "Spin-Off Liabilities" will also include or exclude such other Liabilities as the parties hereto and FelCor agree prior to the Spin-Off Date.

         (kk) "Spin-Off Record Date" means the record date for determining the holders of Bristol Common Shares who as of the close of business on such date will be entitled to receive the BHR Common Shares in the Spin-Off, which Bristol and FelCor presently intend will be the Trading Day immediately preceding the date of the Effective Time.

         (ll) "Transfer" means to assign, transfer, convey and deliver.

         (mm) "Union Contracts" means, collectively, all collective bargaining agreements relating to Merger Employees.

         1.2. Certain References. References to a "Schedule" or "Exhibit" are, unless otherwise specified, to one of the Schedules or Exhibits attached to this Agreement and are incorporated herein by reference, and references to an "Article" or "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.


                 II. THE SUBSIDIARY MERGERS, THE REORGANIZATION
                              AND THE CONTRIBUTION


         2.1. The Subsidiary Mergers. As of the date hereof, the direct and indirect Subsidiaries of Bristol are as set forth in Schedule 2.1(a). Subject to the terms and conditions of this Agreement, prior to the Reorganization, the Contribution and the Spin-Off, Bristol will cause, and will cause each Bristol Subsidiary to cause, each Bristol Merger Subsidiary that is taxable as a corporation under the Code to merge with and into one or more Non-Corporate Bristol Hotel Subsidiaries in accordance with the steps set forth in Schedule 2.1(b) (such transactions, collectively, the "Subsidiary Mergers"). The Non-Corporate Bristol Hotel Subsidiaries will, upon formation and following the Subsidiary Mergers, take such actions, if any, necessary to cause such entities to be disregarded as an entity or to be treated as a partnership for federal income Tax purposes.

         2.2. The Reorganization. (a) Subject to the terms and conditions of this Agreement, prior to the Contribution and the Spin-Off but following the Subsidiary Mergers, Bristol will cause (i) Bristol Hotel Asset Company to Transfer to Bristol as a distribution all of the capital stock of BHMC, (ii) each of its Subsidiaries that owns any Merger Assets or that receives from one of its Subsidiaries any of such Merger Assets and that is not a member of the Bristol Group to Transfer as a distribution, directly or indirectly through a series of distributions by such Subsidiaries, such Merger Assets to a member of the Bristol Group, and (iii) each of its Subsidiaries that owns any Spin-Off Assets or that receives from one of its Subsidiaries any of such Spin-Off Assets and that is not a member of the BHR Group, to Transfer as a distribution, directly or indirectly through a series of distributions by such Subsidiaries, such Spin-Off Assets to Bristol or a member of the BHR Group. The foregoing transactions will be effected in accordance with the steps specified in Schedule
2.2 (such transactions, collectively, the "Reorganization").

         (b) At the closing of the Reorganization, each member of the Bristol Group and the BHR Group will execute each of the agreements, certificates, instruments and other documents set forth in Section 6.2(a) to which it is a party and that are required to be executed and/or delivered at the closing of the Reorganization.

         2.3. The Contribution. (a) Subject to the terms and conditions of this Agreement, prior to the Spin-Off but following the Subsidiary Mergers and the Reorganization (the "Contribution Time"), Bristol will, without any representations or warranties, express or implied, (i) Transfer to BHR or BHMC as a capital contribution all of Bristol's right, title and interest in and to the Spin-Off Assets, (ii) make to BHR an unsecured loan payable by BHR on the Post-Closing Settlement Date, with interest computed thereon at the Prime Rate and on other commercially reasonable terms acceptable to FelCor, in an amount in cash, if required, such that BHR will have, as of the Spin-Off Date and after giving effect to the Excess Shares Redemption, cash and cash equivalents of at least $15.0 million, and (iii) Transfer to BHR as a capital contribution all of Bristol's right, title and interest in and to all of the outstanding capital stock of BHMC. On the Spin-Off Date, BHR or Bristol, as the case may be, will execute a promissory note in favor of the other party in the amount of the estimated Post Closing Settlement Amount, payable on the Post-Closing Settlement Date, together with interest thereon at the Prime Rate. The foregoing transactions will be effected in accordance with the steps specified in Schedule 2.3 (such transactions, collectively, the "Contribution").

         (b) At the Contribution Time, each member of the Bristol Group and the BHR Group will execute each of the agreements, certificates, instruments and other documents set forth in Section 6.2(b) to which it is a party and that are required to be executed and/or delivered as of the Contribution Time.

         (c) Prior to the Contribution Time, Bristol will cause all intercompany accounts receivable or payable (whether or not currently due or payable) between any member of the Bristol Group, on the one hand, and any member of the BHR Group, on the other hand, to be offset against each other and settled in full, other than (i) Liabilities of the BHR Group to the Bristol Group that are Merger Liabilities or (ii) Liabilities of the Bristol Group to the BHR Group that are Spin-Off Liabilities.

         (d) Subject to the terms and conditions of this Agreement, at the Contribution Time (i) BHR and BHMC will assume and agree to pay, perform and discharge when due all the Spin-Off Liabilities and (ii) Bristol will assume and agree to pay, perform and discharge when due all the Merger Liabilities.

         2.4. Further Assurances; Transfer Not Effected Prior to the Contribution Time. (a) To the extent that any Transfer of any Spin-Off Asset or Merger Asset pursuant to this Agreement shall not have been effectively consummated on or prior to the Contribution Time, the parties will cooperate to effect the Transfer as promptly following the Contribution Time as may be practicable. The parties also agree to cooperate to restructure the transactions contemplated by this Agreement in such a manner so as to preserve FelCor's status as a "real estate investment trust" under the Code following consummation of the Merger, provided that no such actions could reasonably be expected to have a material adverse economic effect on Bristol or its stockholders if the Merger is not consummated or the BHR Group or its stockholders following the Spin-Off. Each of the parties hereto will use its reasonable efforts, before and after the Contribution Time, to take or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable under applicable laws and regulations (i) to carry out the purposes of this Agreement,
(ii) to vest in the BHR Group full title to all Spin-Off Assets as of the Contribution Time, and (iii) to vest in the Bristol Group full title to all Merger Assets as of the Contribution Time, including without limitation obtaining all consents and approvals, entering into all amendatory agreements and making all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement; provided that, except as set forth in Section 6.1, the failure to obtain all consents and approvals that may be required to consummate all of the transactions contemplated by this Agreement will not excuse any party hereto from its obligations under this Agreement to consummate the transactions contemplated hereby.

         (b) In the event that any Transfer of a Merger Asset has not been properly consummated, from and after the Contribution Time the BHR Group will hold such Merger Asset in trust for the use and benefit of the Bristol Group, and will take such other actions as may be reasonably requested by Bristol in order to place the Bristol Group, insofar as is reasonably possible, in the same position as would have existed had such Merger Asset been Transferred as contemplated by this Article II. As and when any such Merger Asset is able to be Transferred, such Transfer will be effected forthwith. The parties agree that, as of the Contribution Time, (i) the Bristol Group will be deemed to have acquired complete and sole beneficial ownership over all of the Merger Assets, together with all rights, powers and privileges incident thereto and all the Merger Liabilities incident thereto, and (ii) the BHR Group will be deemed to have acquired complete and sole beneficial ownership over all of the Spin-Off Assets, together with all rights, powers and privileges incident thereto and all the Spin-Off Liabilities.

         (c) Notwithstanding anything in this Agreement to the contrary, the Transfer of the Spin-Off Assets and the Merger Assets will be deemed effective as of the Contribution Time for all purposes, and ownership vested in the BHR Group and the Bristol Group, respectively, for all purposes as of the Contribution Time, notwithstanding that certain actions may be taken or required to be taken after the Contribution Time in connection with such Transfers.

         2.5. No Representations or Warranties; Consents. Each of the parties hereto agrees that no party hereto is in this Agreement or in any other document delivered pursuant to this Agreement representing or warranting in any way as to the value or freedom from Encumbrance of, the legal sufficiency to convey title to, or any other matter concerning any Spin-Off Asset or Merger Asset. IT IS ALSO AGREED THAT THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE SPIN-OFF ASSETS OR THE MERGER ASSETS, AND ALL SUCH ASSETS ARE BEING TRANSFERRED "AS IS, WHERE IS" AND "WITH ALL FAULTS"; PROVIDED, HOWEVER, THAT THE ABSENCE OF WARRANTIES WILL HAVE NO EFFECT UPON THE ALLOCATION OF LIABILITIES UNDER THIS AGREEMENT OR THE MERGER AGREEMENT. Each party hereto understands and agrees that no party hereto is in this Agreement or in any other document delivered pursuant to this Agreement representing or warranting in any way that any consents or approvals required to effect the transactions described herein will be obtained or that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements or the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any applicable Laws, judgments, instruments or agreements relating to the Spin-Off Assets or the Merger Assets.

         2.6. Post-Closing. (a) To the extent that the Actual Net Worth determined as provided in this Section 2.6 is more or less than $30.0 million, then (i) BHR will pay to Bristol the amount, if any, by which Actual Net Worth exceeds $30.0 million or (ii) Bristol will pay to BHR the amount, if any, by which Actual Net Worth is less than $30.0 million, as applicable, in each case, within ten calendar days after the final determination of the Actual Net Worth as provided in this Section 2.6 (such date, the "Post-Closing Settlement Date"), by wire transfer of immediately available funds of the amount of such difference, together with interest thereon from the Spin-Off Date to the date of payment at the Prime Rate, to such account as has been designated by BHR or Bristol, as applicable. The amount determined in the preceding sentence will offset or be added to, as the case may be, the estimated Post Closing Settlement Amount. For purposes of this Agreement, the "Actual Net Worth" means the actual net worth of the BHR Group as reflected on a balance sheet for the BHR Group as of the close of business on the Spin-Off Date prepared in accordance with this
Section 2.6 and on a basis consistent with, and using the same accounting principles, policies, practices and procedures used in preparing, the Post-Closing Balance Sheet and giving effect to the payment of the estimated Post Closing Settlement Amount (the "Final Post-Closing Balance Sheet").

         (b) Within 60 calendar days after the Spin-Off Date, BHR will prepare, or cause to be prepared, and deliver to Bristol the Final Post-Closing Balance Sheet setting forth the Actual Net Worth. BHR will provide Bristol and its representatives reasonable access, during normal business hours, to the facilities, personnel and accounting and other records of the BHR Group to the extent reasonably determined by Bristol to be necessary to permit Bristol to review the Final Post-Closing Balance Sheet; provided, however, that Bristol will conduct any such review in a manner that does not unreasonably interfere with the conduct of the business by the BHR Group after the Spin-Off Date.

         (c) If, within 60 calendar days after the date of BHR's delivery of its computation of the Actual Net Worth, Bristol determines in good faith that such computation is inaccurate, Bristol will give written notice to BHR within such 60 calendar day period (i) setting forth Bristol's computation of Actual Net Worth as of the Spin-Off Date and (ii) specifying in reasonable detail Bristol's basis for its disagreement with BHR's computation. The failure by Bristol so to express its disagreement or provide such specification within such 60 calendar day period will constitute Bristol's acceptance of BHR's computation of the Actual Net Worth. If BHR and Bristol are unable to resolve any disagreement between them within ten calendar days after the giving of notice of such disagreement, the items in dispute will be referred for determination to the office of a nationally recognized independent "Big 6" accounting firm, other than Arthur Andersen LLP or Coopers & Lybrand L.L.P. (the "Accountants"), as promptly as practicable. BHR and Bristol will use reasonable efforts to cause the Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. The Accountants will make a determination as to each of the items in dispute, which determination will be (A) in writing, (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (C) made in accordance with this Agreement, and (D) conclusive and binding upon each of the parties hereto. In connection with the Accountants' determination of the disputed items, (x) the Accountants will be entitled, but not obligated, to rely on the workpapers, trial balances and similar materials prepared by Arthur Andersen LLP in accordance with such firm's examination of the financial statements of BHR and its Subsidiaries, (y) the Accountants will not consider or make any adjustment in respect of any matter which is not in dispute, other than an adjustment resulting from any other adjustment in respect of a matter which is in dispute, and (z) the fees and expenses of the Accountants will be shared equally by BHR and Bristol.

         2.7. Pre-Closing Taxes and Tax Returns. (a) Payments and Returns. Bristol will have the exclusive authority to file all Pre-Closing Tax Returns. Bristol will timely file all Pre- Closing Tax Returns and timely pay in full all amounts shown to be due thereon, provided, however, that the BHR Group will (i) timely pay to Bristol all Taxes (other than Pre-Closing Taxes) required to be included and paid on any Pre-Closing Tax Return and (ii) provide Bristol with all information reasonably required by Bristol with respect to the income, operations and assets of each BHR Group member, so as to permit Bristol to prepare and file such Pre-Closing Tax Returns and to make payments of the Tax shown to be due thereon, including estimated payments, on a timely basis. Bristol will pay all Pre-Closing Taxes, including any estimated Taxes and any alternative minimum Tax or similar Taxes. Nothing in this Section 2.7 will, however, give any member of the BHR Group any right to a refund of any Pre-Closing Taxes paid to Bristol or any other member of the Bristol Group by any Taxing authority. Bristol will indemnify the BHR Group for any penalties or other damages attributable to the failure by Bristol to make timely filings of Pre-Closing Tax Returns or timely payment of all Pre-Closing Taxes.

         (b) Controversies. Bristol will have exclusive authority to represent the BHR Group before the IRS or any other Governmental Entity regarding all Pre-Closing Tax Returns, including without limitation (i) the exclusive control of any response to any examination by the IRS or any other Taxing authority and
(ii) the exclusive control over any contest of any issue through a final determination including without limitation whether and in what forum to conduct such contest and whether and on what basis to settle such contest.

         (c) Subsequent Adjustments. Bristol (i) will pay and indemnify each member of the BHR Group for all increases in Pre-Closing Taxes and (ii) will be entitled to any refund or credit attributable to any and all decreases in such Taxes, provided that such increases or decreases have been determined pursuant to a final determination.

         2.8. Other Taxes and Tax Returns.

         (a) Payments. Bristol will pay all Taxes (other than Pre-Closing Taxes) and will have exclusive authority to file all Tax Returns (other than Pre-Closing Tax Returns) with respect to the income, operations or assets of the members of the Bristol Group, and BHR will pay all Taxes that are not Pre-Closing Taxes and will have exclusive authority to file all Tax Returns that are not Pre-Closing Tax Returns with respect to the income, operations or assets of the members of the BHR Group.

         (b) Controversies. Each of Bristol and BHR, at its own expense, will have exclusive authority to represent itself and the members of its respective Group before the IRS or any other Taxing authority or any court regarding all Tax matters (other than Pre-Closing Tax matters).

         (c) Subsequent Adjustments. Each of Bristol and BHR will be liable, and indemnify the other, for all increases in Taxes allocable to itself or any member of its Group that are not Pre-Closing Taxes, and will be entitled to any refund or credit attributable to all decreases in such Taxes, provided that such increases or decreases have been determined pursuant to a final determination.

         (d) Tax Attributes. If, on the Spin-Off Date, any Tax attribute of any member of the BHR Group (including without limitation any Tax credit, net operating loss or net capital loss) is available for use by any member of the Bristol Group, Bristol will be entitled to apply such attributes to reduce the Taxes of the Bristol Group in accordance with applicable law.

         (e) Power of Attorney. In order to carry out the purposes and intent of this Agreement, BHR hereby grants, and agrees that it will cause each BHR Group member to grant, to Bristol and to appropriate officers of Bristol a power of attorney to undertake in the name of the appropriate BHR Group members any action contemplated herein, including without limitation the filing of returns and claims for refund, making of elections, handling controversies and receipt of refunds, provided that such power of attorney will relate only to Pre-Closing Taxes. To the extent that such power of attorney is not recognized or respected, BHR agrees to take, and to cause each BHR Group member to take, such further actions, including grants to Bristol of additional powers of attorney or execution of returns or other documents, as may be reasonably requested by Bristol to carry out the provisions of this Agreement.

         (f) Payments. Amounts owed by either party hereto in respect of Tax refunds or credits received by such party to which the other party is entitled hereunder will be paid by the party receiving the refund to the other party within five calendar days after the receipt or credit for such refund, and amounts owed by either party hereto in respect of Tax increases will be paid by such party to the other party within five calendar days after the final determination with respect thereto.

         (g) Return Preparation and Defense. Each party hereto agrees that it will cooperate with the other and its representatives in a prompt and timely manner in connection with the preparation and filing of any administrative or judicial proceeding involving any Pre-Closing Tax Return filed or required to be filed by Bristol or any members of the Bristol Group. Bristol will furnish to BHR the portions of such Tax Returns reporting the operations of BHR and any BHR Group member and the relevant portions of all reports relating to the examination by the IRS or any other Governmental Entity of such Tax Returns.

         (h) Term. Section 2.7 and Section 2.8 will apply to all Taxable years (or portions thereof) commencing after December 31, 1997 and to all Taxable years (or portions thereof) of any Bristol Group member or any BHR Group member with respect to which the statutory period for assessments or refunds under applicable law remains unexpired on the date hereof. Unless otherwise agreed in writing by the parties, Section 2.7 and Section 2.8 will remain in force and be binding so long as the statutory period for assessments or refunds under applicable law remains unexpired for any Taxable period as to which either party may have a claim against the other under this Agreement.


                     III. SPIN-OFF AND RELATED TRANSACTIONS

         3.1. Actions Prior to the Spin-Off. (a) Prior to the Spin-Off, Bristol will cause BHR to declare and issue a stock dividend or declare a stock split such that Bristol will hold, after giving effect to such stock dividend or stock split, an aggregate number of BHR Common Shares sufficient to permit Bristol to distribute in the Spin-Off one BHR Common Share for every two outstanding Bristol Common Shares held as of the Spin-Off Record Date (the ratio of the total number of BHR Common Shares to Bristol Common Shares immediately after giving effect to such stock split or stock dividend, the "Spin-Off Conversion Ratio").

         (b) The Bristol Board (or a duly authorized committee thereof) will (i) declare a special dividend of all the BHR Common Shares held by Bristol, (ii) authorize the delivery at the

Spin-Off Time of all of the outstanding BHR Common Shares held by Bristol to the Agent for distribution pro rata to the holders of all outstanding Bristol Common Shares as of the Spin-Off Record Date, (iii) establish (A) the close of business on the Trading Day immediately preceding the expected Effective Time as the Spin-Off Record Date and (B) 5:00 p.m. (Dallas time) on the Spin-Off Record Date as the "Spin-Off Time," and (iv) take any other actions necessary or appropriate to effect the Spin-Off, but in no event may the Spin-Off occur prior to such time as the Subsidiary Mergers, the Reorganization and the Contribution shall have been effected and the conditions set forth in Section 6.1 of this Agreement shall have been satisfied or waived.

         (c) Prior to the Spin-Off Time, Bristol will prepare and mail to the holders of Bristol Common Shares such information concerning the BHR Group, its business, operations and management, the Spin-Off and such other matters as Bristol reasonably determines are necessary or may be required to be disclosed under the Securities Act or the Exchange Act. As soon as practicable following the date of this Agreement, the BHR Group will prepare, and to the extent required under applicable Law, file with the SEC, the Registration Statement and any other documentation which is necessary to effectuate the Spin-Off in compliance with applicable Laws. The Bristol Group and the BHR Group will use reasonable efforts (i) to obtain as soon as practicable all required approvals from the SEC and any other Governmental Entity in connection with the Spin-Off and (ii) to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing.

         (d) The Bristol Group and the BHR Group will take all reasonable steps as may be necessary or appropriate under the securities or blue sky laws of any State of the United States and of any foreign jurisdiction in which holders of Bristol Common Shares reside in connection with the Spin-Off.

         (e) The Bristol Group and the BHR Group will take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 6.1 of this Agreement to be satisfied and to effect the Spin-Off at the Spin-Off Time.

         (f) BHR will prepare and file, and will use its reasonable efforts to have approved on or prior to the Spin-Off Time, an application for the listing of the BHR Common Shares to be distributed in the Spin-Off on the NYSE, The Nasdaq Stock Market or another national securities exchange or quotation system, subject to official notice of issuance.

         3.2. Consummation of Spin-Off. Subject to the conditions and rights of termination set forth in this Agreement, on or prior to the Spin-Off Time, Bristol will (i) irrevocably deliver to the Agent for the benefit of the Persons entitled to receive BHR Common Shares in the Spin-Off a single stock certificate representing all the BHR Common Shares, endorsed by Bristol in blank, and (ii) deliver to the Agent written instructions regarding the distribution of such BHR Common Shares to such Persons in the Spin-Off. Following the Spin-Off, the direct and indirect Subsidiaries of Bristol will be as set forth on Schedule 3.2.

         3.3. No Fractional Shares. (a) No certificate or scrip representing fractional BHR Common Shares will be issued in the Spin-Off, and such fractional share interests will not entitle the owner thereof to receive dividends, to vote or to any other rights of a stockholder of BHR, except the right to receive the amount of cash provided in Section 3.3(b) or Section 3.3(c).

         (b) As soon as practicable after the Spin-Off Time, the Agent will determine the aggregate number of fractional BHR Common Shares that will not be delivered to holders of Bristol Common Shares (the "Fractional Shares"). Bristol will instruct the Agent (i) to sell the Fractional Shares at then-prevailing prices on the securities exchange on which the BHR Common Shares are listed and
(ii) to use reasonable efforts to complete the sale of the Fractional Shares as promptly following the Spin-Off Time as, in the Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions, and in any event, within 90 calendar days following the Spin-Off Time. The Agent will hold such proceeds in trust for the holders of Bristol Common Shares who would otherwise be entitled to receive a fraction of a BHR Common Share, and will determine the portion of the proceeds to which each such holder is entitled, if any, by multiplying the amount of the aggregate net proceeds of such sale by a fraction, the numerator of which is the amount of the Fractional Shares to which such holder is entitled, and the denominator of which is the aggregate number of Fractional Shares to which all such holders of Bristol Common Shares are entitled. BHR will pay all commissions, transfer taxes, Agent's fees and other out-of-pocket transaction costs incurred in connection with the sale of such Fractional Shares.

         (c) Notwithstanding the provisions of Section 3.3(b), Bristol may elect at its option, exercised prior to the Spin-Off Time, in lieu of the issuance and sale of Fractional Shares and the making of payments pursuant to Section 3.3(b), to pay each holder of Bristol Common Shares who would otherwise be entitled to receive a fraction of a Fractional Share, an amount in cash equal to the closing trading price for a BHR Common Share on the Spin-Off Date multiplied by the fraction of a BHR Common Share to which such holder would otherwise be entitled.

         3.4. Redemption of Excess Shares. Immediately after the Spin-Off Time and prior to the Effective Time, BHR will redeem that number of BHR Common Shares of Bass America Inc., Holiday Corporation and their respective Affiliates (the "Excess Shares Stockholders") equal to the excess of (i) the aggregate number of BHR Common Shares that the Excess Shares Stockholders may be deemed to own immediately following the Spin-Off by virtue of the attribution provisions of Section 544 of the Code (as modified by Section 856(h)(i)(B) of the Code) (assuming that BHR is a REIT for such purposes) and/or Section 318 of the Code (as modified by Section 856(d)(5) of the Code) (together, the "Attribution Rules") over (ii) the number of shares that represent 9.9% of the total number of outstanding BHR Common Shares as of the Spin-Off Time, after giving effect to the redemption herein contemplated (such shares, the "Excess Shares"), in consideration for payment by BHR to the Excess Shares Stockholders by wire transfer of cash in the aggregate amount of $25,814,200 (the "Excess Shares Redemption Amount") (such transaction, the "Excess Shares Redemption"). Each of Holiday Corp. and Bass America Inc. will tender for redemption to BHR a pro rata portion of the Excess Shares based on the number of BHR Common Shares held by it as compared to the aggregate number of BHR Common Shares held by them.

         3.5. Unclaimed Stock. Any BHR Common Shares that remain unclaimed by any Person 180 calendar days after the consummation of the Spin-Off will be returned to BHR, and any such stockholder may look only to BHR for such BHR Common Shares, subject in each case to applicable escheat or other abandoned property Laws.

         3.6. Distribution of Bristol Common Shares. Immediately after the Spin-Off and prior to the Effective Time, United/Harvey Holdings, L.P. ("Holdings") will distribute all of the Bristol Common Shares it owns to two limited partnerships to be organized by Holdings and its partners of which an affiliate of Holdings will be the general partner (the "Partnerships") in such proportion as Holdings deems appropriate and as FelCor approves, such approval not to be unreasonably withheld or delayed (such transaction, the "Holdings Distribution"). The distribution of Bristol Common Shares pursuant to this
Section 3.6 will be effected in such a manner such that none of Holdings, the Partnerships or any direct or indirect partners of Holdings or the Partnerships will be deemed to own, by virtue of the Attribution Rules, in excess of 9.9% of the outstanding FelCor Common Shares (after giving effect to the Merger).


                              IV. CERTAIN COVENANTS

         4.1. Access to Corporate Records and Personnel. (a) As soon as practicable following the Spin-Off, (i) the Bristol Group will deliver to the BHR Group all original agreements, documents, books, records and files relating to the Spin-Off Assets, the Bristol Spin Subsidiaries or the Spin-Off Liabilities, to the extent such items are not already in the possession of the BHR Group, and (ii) the BHR Group will deliver to the Bristol Group all original agreements, documents, books, records and files relating to the Merger Assets, the Bristol Merger Subsidiaries or the Merger Liabilities, to the extent such items are not already in the possession of the Bristol Group. Notwithstanding the foregoing, Bristol may retain any Tax returns, reports, forms or work papers relating to the Spin-Off Assets, the Bristol Spin Subsidiaries or the Spin-Off Liabilities with respect to periods prior to the Spin-Off Date provided that the Bristol Group provides the BHR Group with copies of or reasonable access to such returns, reports, forms or work papers as provided in Section 4.1(b) below.

         (b) From and after the Spin-Off Date, to the extent reasonably required in connection with any legitimate purpose specified in writing, each of the BHR Group and the Bristol Group will (subject to applicable contractual and privacy obligations) allow the other reasonable access to all business records and files relating to the Spin-Off Assets, the Merger Assets, the Bristol Subsidiaries, the Merger Liabilities or the Spin-Off Liabilities, in each case with respect to periods prior to the Spin-Off Date, upon reasonable advance notice during normal business hours. Each party will have the right, at its own expense, to make copies of any such records and files. Any such access must not interfere with the normal conduct of a party's business. Each party will preserve and maintain and not destroy the records relating to the Spin-Off Assets, the Merger Assets, the Bristol Subsidiaries, the Merger Liabilities and the Spin-Off Liabilities for at least five years after the Spin-Off Date. Such retained information may be destroyed or otherwise disposed of promptly after the business need therefor has ended, provided that (i) the party proposing to destroy or otherwise dispose of such information shall have provided at least 90 days prior written notice to the other, specifying the category or type of information proposed to be destroyed or disposed of, and (ii) if the recipient of such notice requests in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of the information as is requested at the expense of the party requesting such information.

         (c) Any confidential, proprietary or trade secret information provided under this Section 4.1 will be deemed "Confidential Information" for purposes of
Section 4.2 of this Agreement and will be held in accordance with the terms thereof.

         (d) From and after the Spin-Off Date, each of the BHR Group and the Bristol Group will use its reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents to the extent that the same may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved. Such persons will be entitled to be reimbursed, upon the presentation of appropriate invoices therefor, for all out-of-pocket expenses as such persons may reasonably incur in satisfying their obligations under this Section 4.1(d).

         4.2. Confidentiality. On and after the Spin-Off Date, each of the Bristol Group and the BHR Group will, and will cause their respective directors, officers, Affiliates, employees, agents, accountants, consultants and advisors (collectively, "Representatives") to, hold in strict confidence all non-public information relating to the other party (except information (a) in the public domain through no fault of such party or any of its Representatives, including without limitation information contained in the Registration Statements and other statements and reports filed with the SEC, (b) that is or becomes available to a party on a non-confidential basis from a source other than the Providing Party, provided that the Disclosing Party did not know or should not have reasonably known that the source of such information was bound by a contractual, legal or fiduciary obligation not to disclose such information, or
(c) that is required to be disclosed pursuant to federal or state securities laws or the requirements of any exchange on which the Bristol Common Shares or BHR Common Shares are listed for trading, as appropriate)(collectively, "Confidential Information"). Neither party may release or disclose, or permit its Representatives to release or disclose, any Confidential Information to any other Person except (i) if compelled to disclose such Confidential Information by judicial or administrative process or, as advised by its counsel, by other requirements of law, or (ii) to such party's auditors, attorneys, financial advisors, prospective investors, bankers and other consultants and advisors who need to know such information. In the event that either party or its Representatives (a "Disclosing Party") is compelled to release or disclose, or permit to be released or disclosed, any Confidential Information as provided in the immediately preceding sentence, such Disclosing Party will (i) immediately notify the other party (the "Providing Party") of the existence, terms and circumstances surrounding such requirement, (ii) consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such requirement, and (iii) if disclosure of such information is nevertheless required, furnish only that portion of the Confidential Information which, in the opinion of such Disclosing Party's counsel, such Disclosing Party is legally compelled to disclose and cooperate with any action by the Providing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. The Providing Party will reimburse the Disclosing Party for all reasonable out-of-pocket expenses incurred by the Disclosing Party in connection with such cooperation. Nothing herein will prohibit or restrict either party from disclosing information with respect to its own business or operations.

         4.3. Employee Matters. After the Spin-Off, each outstanding option (each, an "Original Bristol Option") to purchase Bristol Common Shares under Bristol's Amended and Restated 1995 Equity

Incentive Plan (the "Bristol Incentive Plan") or Stock Option Plan for Non-Employee Directors (the "Bristol Director Plan"), whether or not then exercisable or vested, all of which Original Bristol Options that are outstanding as of the Measurement Date are listed in Section 3.3 to the Merger Agreement or Schedule 3.3 to the Bristol Disclosure Letter to the Merger Agreement, will continue to have, and be subject to, the same terms and conditions as set forth in the Bristol Incentive Plan or the Bristol Director Plan (as the case may be) and related option agreements pursuant to which the Original Bristol Options were granted, provided that (i) each Original Bristol Option will be redenominated into two options which will be continuations of the Original Bristol Options, effected by action of the Compensation Committee of Bristol so that each Original Bristol Option becomes an "Amended Bristol Option" and a "BHR Option," each having identical terms and conditions to the Original Bristol Options except: (i) the BHR Options will be an option to purchase that number of BHR Common Shares equal to the product of the number of Bristol Common Shares covered by such Original Bristol Option immediately prior to the Spin-Off Date and the Spin-Off Conversion Ratio, rounded to the nearest whole number of BHR Common Shares, (ii) service with either Bristol, BHR or their respective Subsidiaries following the Effective Time will satisfy the vesting requirements and termination terms thereof, (iii) the per share exercise price for each BHR Option will be an amount equal to the quotient of (A) the product of (x) 0.11385, subject to adjustment if and to the extent necessary to ensure that no additional compensation expense results as specified in accordance with Emerging Issues Task Force 90-9 (the "Valuation Ratio") and (y) the exercise price for the Original Bristol Options, and divided by (B) the Spin-Off Conversion Ratio,
(iv) the per share exercise price for the Amended Bristol Options will be the product of (x) 1 minus the Valuation Ratio and (y) the exercise price for the Original Bristol Options, and (v) all references to the Bristol Board or Bristol will, with respect to the BHR Options, be deemed to be references to the Board of Directors of BHR and to BHR, respectively; provided however, that all decisions relating to the interpretation or amendment of the Bristol Incentive Plan or the Bristol Director Plan as it relates to Amended Bristol Options will require the concurrence of the Compensation Committee of BHR, except for adjustments to the exercise price or the nature of security to be issued upon the exercise of Amended Bristol Options in connection with a transaction in which Amended Bristol Options are treated in the same manner as options of the Bristol Group. Effective as of the Spin-Off Time, (A) BHR will assume all obligations with respect to each BHR Option, (B) BHR will reserve for issuance the number of BHR Common Shares that become issuable upon the exercise of such BHR Options, and (C) Bristol will have no obligations with respect to any BHR Options.

         4.4. Names, Trademarks, Etc. After the Spin-Off, the Bristol Group may not use the name or mark "Bristol" or "Harvey" or any derivatives or variations thereof or any name substantially resembling or confusingly similar to the name "Bristol" or "Harvey" (the "Spin-Off Names"). As promptly as practicable after the Spin-Off, the Bristol Group will discontinue use of any of the Spin-Off Names; provided, however, that for a period of 30 calendar days following the Spin-Off, the Bristol Group may use stationery, business forms and other similar supplies and property which contain any of the Spin-Off Names thereon, provided that such items are overstamped or otherwise appropriately indicate that the Bristol Group is no longer affiliated with the BHR Group. The Bristol Group will promptly file with all applicable Governmental Entities all documents necessary to delete from their corporate names, qualifications or filings any of the Spin-Off Names and will do, or cause to be done, all other acts reasonably necessary to cause such documents to become effective no later than 30 calendar days following the Spin-Off.

         4.5. Bonds, Letters of Credit and Guarantees. (a) Prior to the Contribution Time, BHMC will deliver to Bristol copies of all outstanding performance and surety bonds, letter of credit obligations and guarantees provided by any member of the Bristol Group and relating to any of the Spin-Off Assets or the Spin-Off Liabilities. Upon the expiration of the current term of any such bonds, letters of credit and guarantees, BHMC will use its best efforts to obtain and have issued replacements for each such bond, letter of credit and guarantee which do not impose any Liability on any member of the Bristol Group.

         (b) Prior to the Contribution Time, Bristol will deliver to BHMC copies of all outstanding performance and surety bonds, letter of credit obligations and guarantees provided by any member of the BHR Group and relating to any of the Merger Assets or the Merger Liabilities. Upon the expiration of the current term of any such bonds, letters of credit and guarantees, Bristol will use its best efforts to obtain and have issued replacements for each such bond, letter of credit and guarantee which do not impose any Liability on any member of the BHR Group.

         4.6. Ancillary Agreements. Prior to the Spin-Off, the parties hereto, with FelCor's prior approval, may enter into additional agreements to evidence certain of their respective rights, obligations and agreements. To the extent that such ancillary agreements do not specifically provide otherwise, the provisions of such ancillary agreements will be deemed to supplement the provisions of this Agreement and this Agreement will be deemed to supplement the provisions of such ancillary agreements.

         4.7. Forwarding of Notices. The Bristol Group and the BHR Group will use their reasonable efforts to forward promptly to the other party all notices, claims, correspondence and other materials which are received and determined to pertain to the other party.

         4.8. Subsidiaries. The parties hereto will cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party and will use all reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any other Affiliate of such party.

                               V. INDEMNIFICATION

         5.1. Indemnification by the Bristol Group. The Bristol Group will indemnify, defend and hold harmless the BHR Group and each of their respective stockholders, directors, officers, employees and agents, each Affiliate of any of the foregoing and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "BHR Indemnitees") from and against any and all Losses of any of the BHR Indemnitees relating to, resulting from or arising out of any Merger Liability; provided however, that except for Liabilities set forth in clause (iv) of the definition of Merger Liabilities, the Bristol Group will not be obligated to indemnify the BHR Indemnitees for Liabilities arising out of the intentional misconduct or gross negligence of the BHR Indemnitees unless the event giving rise to such liability has been disclosed to FelCor in writing prior to the Spin-Off.

         5.2. Indemnification by the BHR Group. The BHR Group will indemnify, defend and hold harmless the Bristol Group and each of their respective stockholders, directors, officers, employees and agents, each Affiliate of any of the foregoing and each of the heirs, executors, successors and assigns of any of the foregoing, specifically including the Surviving Corporation and each of its Subsidiaries, stockholders, directors, officers, employees and agents, each Affiliate of any of the foregoing and each of the heirs, executors, successors and assigns of any of the foregoing following the Merger (collectively, the "Bristol Indemnitees") from and against any and all Losses of any of the Bristol Indemnitees relating to, resulting from or arising out of any Spin-Off Liability.

         5.3. Limitations on Indemnification Obligations. The amount which any party (an "Indemnifying Party") is or may be required to pay to any other party (an "Indemnitee") pursuant to Section 5.1 or Section 5.2 will be reduced (retroactively or prospectively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnitee, in reduction of the related Loss, net of any costs related to the recovery of such insurance proceeds. If an Indemnitee receives the payment required by this Agreement from an Indemnifying Party in respect of a Loss and subsequently actually receives insurance proceeds or other amounts in respect of such Loss, then such Indemnitee will pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received, net of any costs related to the recovery of such insurance proceeds, such net amount not to exceed the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Loss.

         5.4. Procedure for Indemnification. (a) If an Indemnitee receives notice or otherwise learns of the assertion by a Person (including without limitation any Governmental Entity) who is not a party to this Agreement or the Merger Agreement of any claim or of the commencement by any such Person of any Action (a "Third-Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee will give such Indemnifying Party written notice (the "Indemnitee Notice") thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 5.4 will not relieve the applicable Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice. Such Indemnitee Notice will describe the Third-Party Claim in reasonable detail and will indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by such Indemnitee.

         (b) The Indemnitee will provide to the Indemnifying Party on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes give rise to a claim for indemnification hereunder and will give the Indemnifying Party reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have a bearing on such claim.

         (c) Upon receipt of the Indemnitee Notice required by Section 5.4(a), the Indemnifying Party will be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, upon written notice to the Indemnitee of such election within 30 calendar days of receipt of the Indemnitee Notice. The Indemnifying Party may not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent may not be unreasonably withheld; provided, however, that the Indemnifying Party may settle a claim without the Indemnitee's consent if such settlement (i) includes a complete release of the Indemnitee and (ii) does not require the Indemnitee to make any payment or take any action or otherwise materially adversely affect the Indemnitee. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party will not be liable to such Indemnitee under this Article V for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, that, if the defendants in any such claim include both the Indemnifying Party and one or more

Indemnitees and the Indemnitee receives a written opinion of counsel that a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees will have the right to employ separate counsel to represent such Indemnitees, and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel) will be paid by such Indemnifying Party.

         (d) If an Indemnifying Party elects to defend or to seek to compromise any Third-Party Claim, the appropriate Indemnitee will (i) cooperate in all reasonable respects with the Indemnifying Party in connection with such defense and (ii) not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party's prior written consent.

         (e) If the Indemnifying Party declines or fails to assume the defense of any Third-Party Claim, or fails to notify the Indemnitee that it will defend such claim within 30 calendar days after receipt of the Indemnitee Notice, the Indemnitee may defend against such claim (provided that the Indemnitee may not settle such claim without the consent of the Indemnifying Party). The expenses of all proceedings, contests or lawsuits in respect of such claims will be borne by the Indemnifying Party, but only if the Indemnifying Party is responsible pursuant to this Article V to indemnify the Indemnitee in respect of the Third-Party Claim.

         (f) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnitee as to any events or circumstances with respect to which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         (g) With respect to any Third-Party Claim for which the Indemnifying Party assumes responsibility for defense, the Indemnifying Party will inform the Indemnitee, upon the reasonable written request of the Indemnitee, of the status of efforts to resolve such Third-Party Claim. With respect to any Third-Party Claim for which the Indemnifying Party does not assume such responsibility, the Indemnitee will inform the Indemnifying Party, upon the reasonable written request of the Indemnifying Party, of the status of efforts to resolve such Third-Party Claim.

         5.5. Survival. The obligations of each of the Bristol Group and the BHR Group under Articles IV and V will survive the Merger and the sale or other transfer by it of any of the Spin-Off Assets or the Merger Assets, the Spin-Off Liabilities or the Merger Liabilities. Upon effectiveness of the Merger, the

Surviving Corporation will be deemed to have assumed all of Bristol's obligations and liabilities under this Agreement and to be entitled to all of the rights and benefits of Bristol hereunder.


                       VI. CONDITIONS PRECEDENT; CLOSINGS

         6.1. Conditions Precedent. The obligations of the parties to effect the Subsidiary Mergers, the Reorganization, the Contribution, the Excess Shares Redemption, the Leasing Transactions, the Holdings Distribution and the Spin-Off are subject to the fulfillment or waiver of each of the following conditions:

                  (a) The Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

                  (b) The consummation of the transactions contemplated by this Agreement and the Merger Agreement shall not be prohibited by applicable Law and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Subsidiary Mergers, the Reorganization, the Contribution, the Leasing Transactions, the Spin-Off, the Merger or any transaction contemplated by this Agreement or the Merger Agreement; and

                  (c) The conditions specified in Article VI of the Merger Agreement (other than conditions covering the transactions required to be accomplished under this Agreement) shall have been satisfied or waived by all parties entitled to waive such conditions and the Merger Agreement shall not have been terminated.

         6.2. Closings. The closing of the Subsidiary Mergers, the Reorganization, the Contribution, the Excess Shares Redemption, the Holdings Distribution, the Leasing Transactions and the Spin-Off will take place at the offices of Jones, Day, Reavis & Pogue, 2300 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas at the times set forth below, at which times the respective documents listed below will be executed and delivered by the parties thereto.

         (a) The Subsidiary Mergers Closing. The closing of the Subsidiary Mergers will take place, and will be deemed effective for all purposes, at 9:00 a.m., Dallas time, on the Spin-Off

Date. At such closing, the following documents will be delivered:

                           (1) Certified resolutions of the Boards of Directors
                  and stockholders (if necessary) of each of the Bristol Merger Subsidiaries that is taxable as a corporation under the Code authorizing the merger of each such Subsidiary with and into the appropriate Non-Corporate Bristol Hotel Subsidiary as contemplated by Schedule 2.1;

                           (2) Certified copies of the filing with the
                  appropriate Governmental Entity of such articles, agreements and certificates of merger as may be required under applicable law to effect the merger of each such Bristol Merger Subsidiary with and into the appropriate Non-Corporate Bristol Hotel Subsidiary as contemplated by Schedule 2.1;

                           (3) Certified copies of the certificate of formation
                  and other organizational documents of each Non-Corporate Bristol Hotel Subsidiary; and

                           (4) Such other documents, instruments and
                  certificates that may be reasonably required to effect the Subsidiary Mergers.

         (b) The Reorganization Closing. The closing of the Reorganization will take place, and will be deemed effective for all purposes at, 11:00 a.m., Dallas time, on the Spin-Off Date. At such closing, the following documents will be delivered:

                           (1) Certified resolutions of the Board of Directors
                  of Bristol Hotel Asset Company authorizing the distribution to Bristol of all of the BHMC Common
                  Shares held by it;

                           (2) Certified resolutions of the Boards of Directors
                  of each Bristol Subsidiary, as appropriate, authorizing, respectively, the distribution of all of the Merger Assets and Spin-Off Assets held by such Subsidiary or received from another Bristol Subsidiary as contemplated in Schedule 2.2; and

                           (3) Such assignment agreements, bills of sale, stock
                  certificates, stock powers, stock transfer forms and other instruments of conveyance that may be necessary to reflect the distribution of the Spin-Off Assets and the Merger Assets as contemplated in Schedule 2.2.

         (c) The Contribution Closing. The closing of the Contribution will take place, and will be deemed effective for all purposes, at 1:00 p.m., Dallas time, on the Spin-Off Date. At such closing, the following documents will be delivered:

                           (1) Certified resolutions of the Board of Directors
                  of Bristol authorizing the contribution to the capital of BHR, BHMC or any other member of the BHR Group of all of the Spin-Off Assets;

                           (2) Certified resolutions of the Board of Directors
                  of Bristol authorizing the contribution to the capital of BHR of all of the outstanding capital stock of BHMC; and

                           (3) Such assignment and assumption agreements, bills
                  of sale, stock certificates, stock powers, stock transfer forms and other instruments of conveyance or assumption that may be necessary to reflect the distribution, contribution and/or assumption of the Spin-Off Assets, the Merger Assets, the Merger Liabilities and the Spin-Off Liabilities as contemplated in Schedule 2.3.

         (d) The Spin-Off Closing. The closing of the Spin-Off, the Excess Shares Redemption, the Holdings Distribution and the Leasing Transactions will take place, and will be deemed effective for all purposes, at 5:00 p.m., Dallas time, on the Spin-Off Date. At such closing, the following documents will be delivered:

                           (1) Certified resolutions of the Board of Directors
                  of Bristol (i) with respect to the actions required by Section 3.1(b) and (ii) authorizing the taking of all other actions necessary or appropriate to effect the Spin-Off;

                           (2) Resolutions of the Board of Directors and sole
                  stockholder of BHR and the other appropriate members of the BHR Group electing the officers and directors of the members of the BHR Group and authorizing (i) the amendment and restatement of the certificate of incorporation and bylaws of BHR, (ii) the stock dividend or stock split, (iii) the Excess Shares Redemption, (iv) the listing application, (v) the New Leases and the Leasing Transactions, (vi) the franchise agreements, (vii) the assumption of the BHR Options, (viii) the stockholders and registration rights agreements, (ix) the Hotel Properties Agreement, and (x) the taking of all other actions necessary or appropriate to effect the Spin-Off;

                           (3) Certificate of the Agent, dated the Spin-Off
                  Time, acknowledging receipt of the stock certificate representing the BHR Common Shares to be distributed in the Spin-Off, together with a letter from Bristol instructing the Agent as to the distribution of such Shares;

                           (4) Preliminary approval of the NYSE, The Nasdaq
                  Stock Market or any other nationally recognized securities exchange or quotation system as to the listing of the BHR Common Shares on such exchange or quotation system;

                           (5) Certificate of the Excess Shares Stockholders,
                  dated prior to the Effective Time, acknowledging receipt of cash in exchange for the Excess Shares held by the Excess Shares Stockholders and attaching a stock power irrevocably assigning such Excess Shares to BHR and certifying as to their beneficial ownership of Bristol and BHR;

                           (6) The New Leases;

                           (7) Agreements or notices terminating all existing
                  management contracts with respect to any Bristol Hotel executed by the appropriate parties thereto;

                           (8) The Hotel Properties Agreement executed by
                  Holiday Hospitality Corp., BHR and the other parties thereto (the "Hotel Properties Agreement");

                           (9) Assumption agreement executed by BHR pursuant to
                  which BHR expressly assumes all of Bristol's obligations under the BHR Options as described in Section 4.3 of this Agreement;

                           (10) An opinion of Jones, Day, Reavis & Pogue,
                  counsel to Bristol, to the effect that no approval of the holders of Bristol Common Shares is required in connection with the consummation of the Subsidiary Mergers, the Reorganization, the Contribution, and the Spin-Off if such approval is not solicited by Bristol in the Proxy Statement;

                           (11) Such other opinions that Bristol may reasonably
                  determine are appropriate in light of the transactions contemplated by this Agreement;

                           (12) Stock transfer forms and/or stock powers of
                  Holdings assigning to the Partnerships all of the Bristol Common Shares held by Holdings immediately following the Spin-Off Time but effective immediately before the Effective Time and certificates from Holdings and the Partnerships as to the beneficial ownership of Bristol and BHR by Holdings and the Partnerships;

                           (13) Acknowledgment of FelCor that it will assume the
                  obligations of Bristol under this Agreement effective as of the Effective Time; and

                           (14) Such other documents, instruments and
                  certificates that may be reasonably required to effect the Spin-Off, the Excess Shares Redemption, the Leasing Transactions and the Holdings Distribution.


                               VII. MISCELLANEOUS

         7.1. Termination. Prior to the Spin-Off Date, this Agreement may be terminated and the Reorganization, the Contribution, the Subsidiary Mergers, the Excess Shares Redemption and the Holdings Distribution and/or the Spin-Off abandoned for any or no reason at any time prior to the closing of such transactions in the sole discretion of the Bristol Board, without the approval of FelCor or the stockholders of Bristol or FelCor. In the event of such termination, no party will have any liability of any kind to any other party. Nothing in this Section 7.1 may be construed to limit Bristol's obligations under Sections 1.2, 5.3 and 5.9 of the Merger Agreement or Bristol's liabilities under the Merger Agreement in the event the transactions contemplated by this Agreement are not consummated.

         7.2. Complete Agreement; Construction. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous negotiations, commitments and writings with respect to such subject matter.

         7.3. Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement will survive the Spin-Off Date and the consummation of the transactions contemplated hereby.

         7.4. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

         7.5. Notices. All notices and other communications hereunder must be in writing and must be delivered by hand, mailed by registered or certified mail (return receipt requested) or sent by facsimile transmission to the parties at the following addresses (or at such other addresses for a party as may be specified by like notice), and will be deemed given on the date on which such notice is received:

         (A) To any member of the Bristol Group:

                  Before the Spin-Off, to:

                  Bristol Hotel Company
                  14295 Midway Road
                  Dallas, Texas 75244
                  Attention: J. Peter Kline
                  Attention:  Joel M. Eastman
                  Telecopy: (972) 391-1515

                  After the Spin-Off, to:

                  FelCor Suite Hotels, Inc.
                  545 E. John Carpenter Freeway
                  Suite 1300
                  Irving, Texas 75062
                  Attention: President
                  Attention:  General Counsel
                  Telecopy: (972) 444-4949

         (B) To any member of the BHR Group:

                  Before the Spin-Off, to:

                  Bristol Hotel Management Corporation
                  14295 Midway Road
                  Dallas, Texas 75244
                  Attention: J. Peter Kline
                  Attention: Joel M. Eastman
                  Telecopy: (972) 391-1515

                  After the Spin-Off, to:

                  Bristol Hotels & Resorts, Inc.
                  14295 Midway Road
                  Dallas, Texas 75244
                  Attention: J. Peter Kline
                  Attention:  General Counsel
                  Telecopy: (972) 391-1515

         7.6. Transaction Costs. Except as otherwise provided in this Agreement, all costs and expenses of any party hereto will be paid by the party that incurs such costs and expenses. Bristol will pay all costs and expenses relating to the Reorganization, the Contribution, the Subsidiary Mergers and the Merger, including without limitation all costs and expenses of (i) printing and distributing the Proxy Statement, (ii) making any filings or obtaining any consents in connection with the Reorganization, the Contribution, the Subsidiary Mergers or the Merger, and (iii) any proxy or solicitation agent or similar consultants in connection with the Bristol Stockholders Meeting. BHR will pay all costs and expenses relating to the Spin-Off, including without limitation all costs and expenses of (a) the filing, printing and distribution of the Registration Statement, (b) the listing of the BHR Common Shares on a securities exchange or quotation system, (c) the Agent, (d) printing and engraving stock certificates, (e) any transfer agent engaged by BHR and (f) making any other federal, state, local or other regulatory filings in connection with the Spin-Off.

         7.7. Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the parties.

         7.8. Successors and Assigns. This Agreement is not assignable, in whole or in part, directly or indirectly, by either party hereto without the prior written consent of the other and the prior written consent of FelCor, and any attempt to assign any rights or obligations arising under this Agreement without such consent will be void; provided, however, that (i) the rights and obligations of the parties under this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns (including the Surviving Corporation by virtue of the Merger), and (ii) the rights and obligations of Bristol under this Agreement may be assigned in whole or in part at the Effective Time by the Surviving Corporation to the FelCor Operating Partnership.

         7.9. No Third-Party Beneficiaries. Except for the provisions of Article V relating to Indemnitees and as otherwise expressly provided herein, the provisions of this Agreement are solely for the benefit of the signatories hereto (including FelCor) and their respective successors and permitted assigns and will not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right.

         7.10. Title and Headings. Titles and headings to sections, articles, exhibits and schedules herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         7.11. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder are specifically enforceable.

         7.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                        BRISTOL HOTEL COMPANY



                                        By:   /s/ J. PETER KLINE
                                           -------------------------------------
                                           Name:  J. Peter Kline
                                           Title: President


                                        BRISTOL HOTEL MANAGEMENT CORPORATION



                                        By:   /s/ J. PETER KLINE
                                           -------------------------------------
                                           Name:  J. Peter Kline
                                           Title: President



                                        BRISTOL HOTELS & RESORTS, INC.


                                        By:   /s/ J. PETER KLINE
                                           -------------------------------------
                                           Name:  J. Peter Kline
                                           Title: President



ACKNOWLEDGED AND AGREED:

FELCOR SUITE HOTELS, INC.



By:  /s/  LAWRENCE D. ROBINSON
   -------------------------------------
   Name:  Lawrence D. Robinson
   Title: Senior Vice President